EXHIBIT 11
                ROTO-ROOTER, INC. AND SUBSIDIARY COMPANIES
                   COMPUTATION OF PER SHARE EARNINGS (a)
                  (in thousands except per share amount)
<F1>
                                 unaudited

                                 Three Months Ended      Six Months Ended
                                       June 30,               June 30,
                                 -------------------     -----------------
                                   1995      1994          1995    1994
                                 -------    -------      -------- --------
Computation of Earnings Per
  Common Share and Common
  Equivalent Share:
---------------------------
Net Income                       $ 2,225    $ 1,906      $ 4,476  $ 3,755
                                 =======    =======      =======  =======
Average Number of Shares Used
  to Compute Earnings
  per Common Share                 5,088      5,068        5,085    5,061
Effect of Unexercised
  Stock Options                       43         57           38       66
                                 -------    -------      -------   -------
Average Number of Shares Used
  to Compute Earnings per
  Common and Common
  Equivalent Share                 5,131      5,125        5,123    5,127
                                 =======    =======      =======  =======
Earnings per Common and
Common Equivalent Share          $   .43    $   .37      $   .87  $   .73
                                 =======    =======      =======  =======
Computation of Earnings
  Per Common Share Assuming
  Full Dilution:
---------------------------
Net Income                       $ 2,225    $ 1,906      $ 4,476  $ 3,755
                                 =======    =======      =======  =======
Average Number of Shares
  Used to Compute Earnings
  per Common Share                 5,088      5,068        5,085    5,061
Effect of Unexercised
  Stock Options                       51         68           51       81
                                 -------    -------      -------  -------
Average Number of Shares
  Used to Compute Earnings
  per Common Share Assuming
  Full Dilution                    5,139      5,136        5,136    5,142
                                 =======    =======      =======  =======
Earnings per Common Share
  Assuming Full Dilution         $   .43    $   .37      $   .87  $   .73
                                 =======    =======      =======  =======

------------------
<F1>
(a) This calculation is submitted in accordance with Regulation S-K, Item 601(b)(11), although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%, including fractional cents per share.

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